Exhibit 10.52

Dated 1 September 1999

RIO TINTO METALS LIMITED

- and –

MK GOLD COMPANY

AGREEMENT

for the sale and purchase of

all of the issued shares and venture loans

of RioMin Exploraciones SA

Rio Tinto plc

Legal Department

6 St James’s Square

London SW1Y 4LD

THIS AGREEMENT is made on 1 September, 1999

BETWEEN:-

(1)           RIO TINTO METALS LIMITED (No. 147115) whose registered office is at 6, St James’s Square, London, England (the “Vendor”); and

(2)          MK GOLD COMPANY of 60 East South Temple, Salt Lake City, Utah 84111 (the “Purchaser).

RECITALS:

(A)          By a transfer deed executed before a notary on 31 December 1998, the Vendor acquired the Shares in the Company from Rio Tinto International Holdings Limited. Furthermore, by a transfer deed executed before a Spanish notary on 25 February 1999, the Vendor acquired the Venture Loans (defined below) from Rio Tinto International Holdings Limited;

(B)           The Company is a wholly owned subsidiary of Rio Tinto Metals Limited and is the legal and beneficial owner of the Investigation Permits (defined below);

(C)           The Purchaser and the Vendor now wish to enter into this agreement to record the terms upon which the Purchaser is to acquire the Shares, and the Venture Loans, from the Vendor.

THE PARTIES AGREE AS FOLLOWS:-

1.             INTERPRETATION

1.1           In this agreement the following words and expressions and abbreviations have the following meanings, unless the context otherwise requires:-

“Accounts” means the audited financial statements of the Company, comprising the balance sheet and profit and loss account of the Company together with the directors’ report and auditors certificate, as at and for the financial period ended on the Accounts Date;

“Accounts Date” means 31 December 1998;

“Business Day” means a day (excluding Saturdays and Sundays) on which banks generally are open in London, Seville and Salt Lake City for the transaction of normal banking business;

“Company” means RioMin Exploraciones S.A., a Spanish corporation whose registered office is located at Ronda de la Exposicion, 39, Seville (Spain) incorporated for an indefinite period by a deed executed by the Notary Public Mr José-Maria Alvarez Vega, of Madrid, on 19 January 1983. The articles of association currently in force were signed before the Notary Public Ms. Maria Isabel Gabarro Miquel, of Barcelona, on 16 November 1998, with protocol number 3596.   The Company is listed in the Companies Register of Seville,

Volume 2612, Folio 222, page SE 31598 and with the tax identification number A-28-814135;

“Completion” means the completion of the sale and purchase of the Shares and the Venture Loans in accordance with clause 4;

“Completion Date” means the date of execution of this Sale and Purchase Agreement;

“Confidential Information” means all information relating to the affairs and activities of the Company including all Technical Data which is not publicly known;

“Data Room” means the files of documents relating to the Company and its activities as the same are more particularly described in the Index to the Data Room Documents in agreed terms;

“Disclosure Letter” means the letter of today’s date together with the attachments thereto addressed by the Vendor to the Purchaser disclosing exceptions to the Warranties;

“Encumbrance” means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect;

“Feasibility Study” means the report prepared by the Company (together with all supporting documentation and information hereto) on the feasibility of developing a mine and processing facilities at Las Cruces;

“Investigation Permits” means the investigation permit (number 7532) granted to the Company on 14 October 1992 by Servicio de Industria, Energiay Minas as renewed for further terms of 3 years on 15 September 1995 and 25 November 1998 together with the surrounding four investigation permits registered with numbers 7531, 7533, 7625 and 7626 (collectively referred to as Faralaes II, Faralaes I, Faralaes III, Vear and Olivares);

“Material Agreements” means all existing agreements to which the Company is a party and which are material to the Company’s activities as currently carried on true and complete copies of which are in the Data Room and referred to in the Index to the Data Room Documents in agreed terms;

“Properties” means the properties described in schedule 2 or any part or parts thereof and “Property” shall mean any one of them;

“Purchaser’s Group” means the Purchaser, its holding companies and the subsidiaries from time to time of such holding companies, all of them and each of them as the context admits;

“Related Person” means in relation to any party its holding companies and the subsidiaries from time to time of such holding companies, all of them and each of them as the context admits;

“Shares” means all of the issued shares in the capital of the Company namely 191,500 registered shares, fully paid up with a nominal value of 3254 pesetas each numbers 1 to 191, 500, both included;

“Tax” or “tax” means any tax, and any duty, contribution, impost, withholding, levy or charge in the nature of tax, whether domestic or foreign, and any fine, penalty, surcharge or interest connected therewith and includes corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), national insurance and social security contributions, capital gains tax, inheritance tax, value added tax, customs exercise and import duties, stamp duty, stamp duty reserve tax, insurance premium tax, air passenger duty, rates and water rates, land fill tax, petroleum revenue tax, advance petroleum revenue tax, gas levy and any other payment whatsoever which any person is or may be or become bound to make to any person and which is or purports to be in the nature of taxation;

“Technical Data” means all plans, results, geological data, drawings, specifications, operating procedures and other technical data and information of whatever kind in each case owned by the Company including, but without limitation, the Feasibility Study, financial analysis and interpretation of the geological and metallurgical data in respect of the land the subject of the Investigation Permits;

“Vendor’s Group” means the Vendor, its holding companies and the subsidiaries, excluding the Company, from time to time of such holding companies, all of them and each of them as the context admits;

“Venture Loans” means the loans granted to the Company amounting, in aggregate to 5,390,776,662 pesetas pursuant to the assignment of a credit and venture loan agreement entered into on 25 February 1999, before the notary Mr Francisco Palop Tordera;

“Warranties” means the warranties set out in schedule 1.

1.2           In this agreement unless otherwise specified, reference to:-

(a)           “subsidiary” or “holding company” in respect of the Company it shall be construed in accordance with article 4 of the Ley del Mercado de Valores (Stock Exchange Act) and article 42 of the Código de Commercio (Mercantile Code) and in respect of the Vendor, the Vendor’s Group, the Purchaser or the Purchaser’s Group, the law of the place of incorporation of the relevant entity;

(b)           a document in the “agreed terms” is a reference to that document in the form approved and for the purposes of identification signed by or on behalf of each party;

(c)           a “party” means a party to this agreement and includes its assignees (if any) and/or the successors in title to substantially the whole of its undertaking;

(d)           a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(e)           “clauses”, “paragraphs” or “schedules” are to clauses and paragraphs of and schedules to this agreement;

(f)            words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(g)           any reference to US$ is to the currency of the United States of America.

1.3           The schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the schedules.

2.             SALE AND PURCHASE

2.1           Upon the terms of this agreement, the Vendor as legal and beneficial owner shall sell and the Purchaser shall purchase all the Shares and the Venture Loans with effect from Completion free from any Encumbrance together with all accrued benefits and rights attached thereto.

2.2           The aggregate consideration for such sale and purchase shall be the total sum of                 to be satisfied in cash on Completion of which US$               shall be the consideration payable for the Shares and US$                shall be the consideration payable for the Venture Loans.

2.3           In addition to the consideration referred to in clause 2.2 the Purchaser shall pay to the Vendor a royalty in accordance with the provisions of Schedule 3 (“Royalty”).

3.             CONDITIONS

Completion is conditional upon fulfilment in all respects by the Purchaser of its obligation to pay the Consideration.

4.             COMPLETION

4.1           Completion shall take place at the Company’s offices on the Completion Date.

4.2           On Completion the Vendor shall deliver to or, if the Purchaser shall so agree, make available to the Purchaser:-

(a)         transfers in the agreed form relating to all the Shares and the Venture Loans duly executed in favour of the Purchaser before a Notary Public;

(b)         the original of the transfer deed executed on 31 December 1998 before Spanish Notary Public Maria-Isabel Gabarro Miquel pursuant to which the Vendor acquired the Shares together with the original of transfer deed executed on 25 February 1999 pursuant to which the Vendor acquired the Venture Loans and any reports or documents lodged with any relevant Spanish foreign investment authority concerning the Venture Loans;

(c)         resignations in the agreed terms duly executed as deeds of Mr John MacLean and Mr Daniel Roca from their offices as director or secretary of the Company containing a confirmation that they have no claims (whether statutory, contractual or otherwise) against the Company for compensation for loss of office or unpaid emoluments;

(d)         the Company’s Memorandum and articles of association, Register of Minutes of meetings of shareholders and directors, Register of agreements with sole shareholder, Shareholders Register, Companies House Certificate and cheque books of the Company;

(e)         the documents evidencing the Venture Loans, including any cancelled Loans, the Investigation Permits and all Material Agreements;

(f)          the Technical Data and the contents of the Data Room;

(g)         the Disclosure Letter duly signed for and on behalf of the Vendor; and

4.3           At or prior to Completion (and prior to the taking effect of the resignations of the directors referred to in clause 4.2(c) above) the Vendor shall procure the passing of board and/or shareholder resolutions (as the case may be) in the agreed terms of the Company approving the sale of the Shares and the Venture Loans:-

(a)         sanctioning for registration of the transfers in respect of the Shares;

(b)         appointing Messrs. G. Frank Joklik, Donald L Babinchak and John C Farmer to be the directors and Mr Charles Coward, to be secretary of the Company;

(c)         revoking all mandates to bankers (other than any existing mandates in favour of Mr Mike Doyle, Mr Gobain Ovejero Zappino or any other employee of the Company) and giving authority in favour of the directors appointed under clause 4.3(b) above or such other persons as the Purchaser may nominate to operate the bank accounts thereof; and

(d)         revoking all powers of attorney other than such powers granted to existing employees of the Company.

4.4         Upon compliance by the Vendor with the provisions of clauses 4.2 and 4.3 the Purchaser shall provide for the transfer by CHAPS of                   to

the Account of Rio Tinto Finance plc at Chase Manhattan Bank , New York, ABA No. 021000021, SWIFT CHASUS33, Account No. 910-2-772986.

4.5           If in any respect the obligations of the Vendor (or Purchaser) are not complied with on Completion the party not in default may:-

(a)           defer Completion to a date not more than 28 days after Completion (and so that the provisions of this clause 4, apart from this clause 4.5(a), shall apply to Completion as so deferred); or

(b)           proceed to Completion so far as practicable (without prejudice to its rights hereunder); or

(c)           terminate this agreement without prejudice to the rights and liabilities which accrued prior to termination which shall continue to subsist,

by means of a notice to that effect in writing served on the other.

5.             WARRANTIES

5.1           The Vendor warrants with the Purchaser in the terms of the Warranties as at the Completion Date.

5.2           Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

5.3           Save in the case of fraud or fraudulent concealment by the Vendor, the Vendor shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out full details of the relevant claim (including the grounds on which such claim is based and the amount claimed to be payable in respect thereof) shall have been served upon the Vendor by the Purchaser:-

(a)           in the case of a claim under the Warranties (other than the Warranties relating to Tax) by not later than 5.00 pm on the date which is 12 months after the date hereof; and

(b)           in the case of a claim under the Warranties relating to Tax by not later than 5.00 pm on the fourth anniversary of the date hereof and the liability of the Vendor for any claim specified in such notice shall absolutely determine and cease unless the amount payable in respect of the relevant claim has been agreed by the Vendor within six months of the date of such written notice, or

(i)            if legal proceedings have not been instituted in respect of such claim by the due service of process on the Vendor within 3 months of the date of such written notice; or

(ii)           in the event that the Vendor shall make in respect thereof a request pursuant to clause 5.12(a)(ii), if legal proceedings have not been instituted by the Purchaser in respect of such claim by the due service of process on the Vendor within three months of the date on which pursuant to clause 5.12(a)(ii) judgement is given by a court of competent jurisdiction in respect of such proceedings as shall have been instituted by the Purchaser pursuant to such request or the date settlement is reached in such third party proceedings with the consent of the Vendor or on which the Vendor and the Purchaser agree that proceedings or other action against the third party shall be abandoned.

For the purpose of this clause 5.3 legal proceedings shall not be deemed to have been commenced unless they shall have been properly issued and validly served upon the Vendor.

5.4           Save in the case of fraud or fraudulent concealment the Vendor shall be under no liability in respect of any claim under the Warranties:-

(a)          where the liability of the Vendor in respect of that claim would (but for this paragraph) have been less than US$25,000;

(b)         unless and until and only to the extent that the liability in respect of that claim (not being a claim for which liability is excluded under sub-clause 5.4(a) above) when aggregated with the liability of the Vendor in respect of all other claims shall exceed US$300,000.

5.5           Save in the case of fraud or fraudulent concealment the aggregate liability of the Vendor in respect of all claims under this Agreement shall not in any circumstances exceed

5.6           The Vendor shall be under no liability whatsoever in respect of any claim under the Warranties if the facts or circumstances giving rise thereto are fully and fairly disclosed in the Disclosure Letter, any of the documents contained in the Data Room or provided for or stated to be exceptions under the terms of this agreement or are otherwise known to the Purchaser at the date hereof.

5.7           No liability (whether in contract, tort or otherwise) shall attach to the Vendor in respect of any claim under the Warranties to the extent that:-

(a)           the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of the Purchaser or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by the Purchaser under the provisions of any statutes relating to Tax;

(b)           the claim is based upon a liability which is contingent only, unless and until such contingent liability becomes an actual liability or until the same is finally adjudicated;

(c)           provision or reserve in respect of the matter giving rise to the claim shall have been made in the Accounts or to the extent that the matter giving rise to the claim shall have been noted in the Accounts;

(d)           the claim occurs wholly or partly out of or the amount thereof is increased as a result of:-

(i)            any change in the accounting principles or practices of the Purchaser introduced or having effect after the date of this agreement unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in Spain in relation to a business of the type carried on by the Company; or

(ii)           any increase in the rates of taxation made after the date hereof; or

(iii)          any change in law or regulation or in its interpretation or administration by the Spanish courts, by the Spanish taxation authorities or by any other fiscal, monetary or regulatory authority (whether or not having the force of law);

(e)           the loss or damage giving rise to the claim is recoverable by the Purchaser under any policy of insurance or would have been so recoverable but for any change in the terms of insurance since the date of this agreement; or

(f)            the claim relates to a claim or liability for taxation and would not have arisen but for any winding-up or cessation after Completion of any business or trade carried on by the Company or the Purchaser.

5.8           The Purchaser shall promptly:-

(a)           inform the Vendor in writing of any fact, matter, event or circumstance which comes to its notice whereby it appears that the Vendor is or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Purchaser’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Vendor in respect of such a claim; and

(b)           thereafter keep the Vendors fully informed of all developments in relation thereto; and

(c)           provide all such information and documentation (no matter how it is recorded or stored) as the Vendor shall request in connection therewith and also in connection with any proceedings instituted by or against the Purchaser’s Group under clause 5.12 and which information or documentation is not the subject to legal professional privilege or confidential information created or brought into existence by the Purchaser’s Group since Completion.

5.9           The only remedies available to the Purchaser in respect of this agreement together with any other documents referred to in this agreement (the “Transaction Documents”) are damages for breach of contract (subject to the limitations set out in this agreement) and, for the avoidance of doubt, it does not have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise.

5.10         The Purchaser hereby represents and warrants that it has no knowledge of any fact which might lead to claims against the Vendor under the Warranties.

5.11         The Purchaser’s Group will take or procure the taking of all such steps and action as are necessary or as the Vendor may reasonably require in order to mitigate any claim under the Warranties and the Purchaser’s Group shall act in accordance with such request subject to the Company and the Purchaser being indemnified and adequately secured to the reasonable satisfaction of the Purchaser by the Vendor against all reasonable costs and expenses which may properly be incurred by reason of such action, including reasonable legal costs and expenses on a full indemnity basis. Nothing in this agreement shall or shall be deemed to relieve the Purchaser of any common law or other duty to mitigate any loss or damage incurred by it.

5.12         (a)       This clause shall apply in circumstances where:-

(i)          any claim is made against the Purchaser which may give rise to a claim by the Purchaser against the Vendor under the Warranties; or

(ii)         the Purchaser is or may be entitled to make any recovery from some other person any sum in respect of any facts or circumstances by reference to which the Purchaser has or may have a claim against the Vendor under the Warranties; or

(iii)        the Vendor shall have paid to the Purchaser an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Purchaser becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

(b)       The Purchaser shall and, where appropriate, the Company shall:-

(i)          (prior to taking any action against the Vendor under the Warranties in the case of clause 5.12(a)(i) and clause 5.12(a)(ii) and subject to the Company and the Purchaser being indemnified and adequately secured to the reasonable satisfaction of the Purchaser by the Vendor against all reasonable costs and expenses which may properly be incurred by reason of such action) promptly and diligently take all such action (including reasonable legal costs and expenses on a full indemnity basis) as the Vendor may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Vendor {such approval not to be unreasonably withheld) to act on behalf of the Company and the Purchaser (as the case may be) to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Purchaser as is referred to in clause 5.12(a)(i) or to make such recovery by the Purchaser as is referred to in clause 5.12(a)(ii) or clause 5.12(a)(iii), as the case may be, in accordance with the instructions of the Vendor to the intent that such action shall be delegated entirely to the Vendor provided that at all times the Purchaser and the Company shall continue to be indemnified and secured to the reasonable satisfaction of the Purchaser provided that, however, either:

(A)        the Purchaser and/or the Company (as the case may be) must consent in writing to the terms and conditions of any settlement or compromise of any claim or dispute; or

(B)         (1)       the Purchaser and/or the Company (as the case may be) must receive a full release, signed by all other parties to the dispute or claim, releasing the Purchaser and/or the Company (as the case may be) from all claims and liability arising out of the claim or dispute; and

(2)      the settlement or compromise of the claim or dispute must not hinder or impair the ability of the Purchaser and/or the Company (as the case may be) to carry on its or their business or businesses.

(ii)         so long as the Vendor shall have given adequate security therefor not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Vendor which consent shall not be unreasonably withheld or delayed; or

(iii)        in the case of clause 5.12(a)(iii) only, promptly repay to the Vendor an amount equal to the amount so recovered or, if lower, the amount paid by the Vendor to the Purchaser.

5.13         The Vendor hereby agrees to indemnify and keep indemnified the Purchaser against any loss, liability, cost or expense (including, without limitation, environmental and rehabilitation liabilities) it may incur as a direct result of any act or omission of the Vendor and/or the Company prior to Completion in relation to any investigation permits (other than the Investigation Permits) held from time to time by the Company.

6.           CONFIDENTIAL INFORMATION

6.1         The Vendor shall:-

(a)          not and shall procure that no other member of the Vendor’s Group or any director, officer or employee or adviser or agent of the Vendor’s Group shall use or disclose to any person Confidential Information; and

(b)         use all reasonable endeavours to prevent the use or disclosure of Confidential Information by any person other than by members of the Purchaser’s Group.

6.2         Clause 6.1 does not apply to:-

(a)          disclosure of Confidential Information to or at the written request of the Purchaser;

(b)         use or disclosure of Confidential Information required to be disclosed by law or the London Stock Exchange;

(c)          disclosure of Confidential Information to professional advisers for the purpose of advising the Vendor; or

(d)         Confidential Information which becomes generally known other than by the Vendor’s breach of clause 6.1.

7.           ANNOUNCEMENTS

7.1         No party shall disclose the making of this agreement nor its terms (except those matters set out in the press release in the agreed terms) and each party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other party unless disclosure is:-

(a)         to its professional advisers; or

(b)         required by law or the rules of the London Stock Exchange or other regulatory body and disclosure shall then only be made by that party:-

(i)           after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other party before making such announcement and provided that any such announcement shall be made only after notice to the other party/parties; and

(ii)         to the person or persons and in the manner required by law or the London Stock Exchange or as otherwise agreed between the parties provided that this clause 7.1 does not apply to announcements, communications or circulars made or sent by the Purchaser after Completion to customers, clients or suppliers of any Group Company to the extent that it informs them of the Purchaser’s acquisition of the Shares or to any announcements containing only information which has become generally available.

7.2         The restrictions contained in clause 7.1 shall apply without limit of time and whether or not this agreement is terminated.

8.           COSTS

Unless expressly otherwise provided in this agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Shares. All Notaries’ costs and any taxes payable as a result of the implementation of anything contemplated hereunder shall be paid in accordance with the appropriate Spanish laws.

9.           EFFECT OF COMPLETION

9.1         The terms of this agreement (insofar as not performed at Completion and subject as specifically otherwise provided in this agreement) shall continue in force after and notwithstanding Completion.

9.2         The remedies of the Purchaser in respect of any breach of any of the Warranties shall continue to subsist notwithstanding Completion.

10.         FURTHER ASSURANCES

10.1      Following Completion the Vendor shall from time to time forthwith upon request from the Purchaser at the Vendor’s expense do or procure the doing of all acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the Purchaser for the purpose of vesting in the Purchaser the full legal and beneficial title to the Shares and the Venture Loans and otherwise giving the Purchaser the full benefit of this agreement.

10.2      Without prejudice to the generality of clause 10.1, the Vendor shall for a reasonable period of time after Completion provide the Purchaser with reasonable access during normal business hours to those employees of the Vendor’s Group who have worked on the Las Cruces Project. The Purchaser undertakes to reimburse the Vendor, or the relevant member of the Vendor’s Group, immediately upon production of a invoice, in respect of any costs and expenses incurred as a result of the Vendor complying with its obligations hereunder. For the avoidance of any doubt nothing herein shall oblige the Vendor to comply with its obligations contained in this clause to the extent that such compliance would have a material adverse effect on or would otherwise substantially interfere in the ongoing business and affairs of the Vendor or any other member of the Vendor’s Group.

11.        ENTIRE AGREEMENT

Each party on behalf of itself and as agent for each of its Related Persons acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:-

(a)         this agreement together with any other documents referred to in this agreement (together the “Transaction Documents”) constitute the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

(b)         neither it nor any of its Related Persons have been induced to enter into any Transaction Document in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them have been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

PROVIDED THAT the provisions of this clause 11 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party’s Related Persons or any right which any of them may have to rescind this agreement in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

12.         VARIATIONS

This agreement may be varied only by a document signed by each of the Vendor and the Purchaser.

13.         WAIVER

13.1       A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

13.2       No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3       No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Vendor and the Purchaser.

13.4       The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

14.         NOTICES

14.1       Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):-

In the case of the Purchaser
to:-
Fax:	801 297 6940
Attention:	G. Frank Joklik
In the case of the Vendor to:-
Fax:	0171 930 3249
Attention:	John MacLean

and shall be deemed to have been duly given or made as follows:-

(a)          if personally delivered, upon delivery at the address of the relevant party;

(b)         if sent by first class post, two Business Days after the date of posting;

(c)          if sent by air mail, five Business Days after the date of posting; and

(d)         if sent by fax, when despatched;

provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made outside 9.00 a.m. - 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

14.2       A party may notify the other party to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 14.1 provided that such notification shall only be effective on:-

(a)         the date specified in the notification as the date on which the change is to take place; or

(b)         if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

15.         COUNTERPARTS

This agreement may be executed in any number of counterparts which together shall constitute one agreement.    Any party may enter into this

agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

16.          GOVERNING LAW AND JURISDICTION

16.1      This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

16.2      Each of the parties to this agreement irrevocably agrees that the courts of England shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, “Proceedings” and “Disputes”) and, for these purposes, each party irrevocably submits to the jurisdiction of the English Courts.

16.3      Without prejudice to any other permitted mode of service the parties agree that service of any writ, notice or other document (“Documents”) for the purpose of any Proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:-

(a)         the Vendor to Rio Tinto Metals Limited (marked for the attention of John MacLean); and

(b)         the Purchaser to MK Gold Company, 60 East South Temple, Salt Lake City, Utah 84111 (marked for the attention of G. Frank Joklik)

or such other person and address in England and/or Wales as the Vendor shall notify the Purchaser in writing or vice versa from time to time.

IN WITNESS   whereof this agreement has been executed on the date first above written.

SCHEDULE 1

The Warranties

For the purposes of this Schedule 1, where a warranty is qualified by the words “so far as the Vendor is aware” and/or “so far as the Company is aware” then the Vendor and/or the Company (as appropriate) shall only be deemed to be aware of those facts within the actual knowledge of either John MacLean, Mike Doyle, Mark Sawyer or Gobain Ovejero Zappino and no other employee, adviser, consultant or officer of the Company or any other member of the Rio Tinto Group. Furthermore it is hereby agreed that the Vendor, the Company and such named individuals shall be under no obligation whatsoever to make any enquiries, outside of information actually obtained in the course of performance of their duties, as to the accuracy of the warranties so qualified.

1.          VENDOR’S CAPACITY

1.1        Authorisations

The Vendor has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement.

1.2        Proper Execution

The Vendor’s obligations under this agreement are enforceable in accordance with their terms.

1.3        Third Party Rights

The Vendor is able to sell and transfer the Shares and the Venture Loans to the Purchaser without the consent of any person and free of any pre-emptive rights or rights of first refusal.

1.4        Vendor’s Disclosure Letter accurate

The information in the Disclosure Letter is accurate in all material respects.

2.           THE SHARES AND SUBSIDIARIES

2.1         The Shares

(a)         The Vendor is the only legal and beneficial owner of the Shares.

(b)         The Company has not allotted any shares other than the Shares and the Shares are fully paid or credited as fully paid.

(c)         There is no Encumbrance in relation to any of the Shares.

(d)         Other than this agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).

2.2         Venture Loans

(a)         The Vendor is the only legal and beneficial owner of the Venture Loans.

(b)         The Company has no debts which individually are in excess of US$20,000 (other than trade debts, amounts owed to employees incurred by the Company in the ordinary course of the Company’s activities or the Venture Loans).

(c)         There is no Encumbrance in relation to any of the Venture Loans.

2.3         Subsidiaries

(a)             The Company does not have any subsidiaries.

3.             ACCOUNTS

3.1         General

The Accounts have been prepared and audited in accordance with the standards, principles and practices specified on the face of the Accounts applied on a consistent basis and subject thereto in accordance with the law and applicable standards, principles and practices generally accepted in Spain consistently applied.

3.2         Changes since Accounts Date

Since the Accounts Date:-

(a)         the Company has not contractually committed to make capital expenditure which is outstanding for fixed assets exceeding in total US$10,000, or contractually committed to incur, a commitment or connected commitments involving capital expenditure which is outstanding for fixed assets exceeding in total US$5,000;

(b)         the Company has not disposed of any of its assets with a book value of more than US$5,000;

(c)         the Company has not incurred any material liabilities in aggregate (other than liabilities incurred in the ordinary course of the Company’s activities) in excess of US$10,000.

(d)         no dividends, bonus issues or other distributions or repayments of loans (including Venture Loans) have been declared, made or paid by the Company.

4.           ASSETS

4.1         The principal assets of the Company are its right, title and interest in the Properties, the investigation Permits, the Technical Data and associated exploration expenditure (“Sale Assets”).

4.2         Title

(a)                            There are no Encumbrances, nor has the Company agreed to create any Encumbrances, over the Sale Assets or any part of its undertaking or assets and each asset used by the Company (tangible or intangible) is:-

(i)           legally and beneficially owned by the Company;

(ii)          where capable of possession, in the possession of the Company;

(iii)         used solely by the Company; and

(iv)        fully paid for or otherwise provided for in the Accounts.

4.3         Intellectual Property Rights

Details of all intellectual property or know-how owned by third parties (including members of the Vendor’s Group) which were used by the Company in preparing the Feasibility Study are contained in the Data Room.

5.           CONTRACTUAL MATTERS

5.1        Material Agreements

(a)         Copies of all agreements and contracts to which the Company is a party or otherwise bound which are material to the activities undertaken by the Company are contained in the Data Room (“Material Agreements”) and referred to in the Index of Data Room Documents in the agreed terms.

(b)         Each Material Agreement constitutes a valid and binding obligation of the Company and:

(i)            is within the ordinary course of ordinary activities of the Company;

(ii)           is at arm’s length; and

(iii)          is not with the Vendor or any member of the Vendor’s Group.

5.2         No Restrictive Covenants

The Company is not a party to any Material Agreement which prevents it from engaging in mining or exploration operations.

5.3         Change of Control

The Company is not a party to any Material Agreement (including, for the purposes of this waranty, the Investigation Permits) under which any party is entitled or likely, as a result of a change in ownership of the Shares:

(a)         to terminate the agreement; or

(b)         to require the adoption of terms which are less favourable to the Company than the current terms.

5.4         No Default

The Company, so far as it is aware is not, and has received no written notice that it is in default or would be in default, but for the requirements of notice or lapse of time, or both under any Material Agreement. So far as the Company is aware, no other party to a Material Agreement is in default, or would be in default but for the requirement of notice or lapse of time, or both, under any Material Agreement.

6.            INVESTIGATION PERMITS

6.1         Copies of all the Company’s current permits, authorisations and consents including, without limitation, the Investigation Permits which in each case are material and relevant to its current activities are contained in the Data Room (collectively referred to as the “Permits”).

6.2         The Company has received no written notice that any of the Permits are not in full force and effect. So far as the Company is aware, each Permit is in full force and effect.

6.3         No Breach

The Company has received no written notice that it is in breach of, or default under, any of the Permits. So far as the Company is aware, the Company is not in breach of, or default under, any of the Permits.

6.4         No Notices

The Company has not received written notice from any third party (including any government agency) in respect of any Permit and, so far as the Vendor is aware no proposal has been made:

(a)         in respect of the compulsory acquisition or resumption of any part of the lands the subject of the Investigation Permits (“the Land”); and

(b)         requiring expenditure to be made or in respect of the Land in excess of US$10,000.

6.5           Royalties

So far as the Vendor is aware, none of the land nor any mineral or metal production from the Land is or will be subject to any royalty, production payment or similar right save as or arising under the laws of Spain or this agreement.

7.             LIABILITIES

7.1           Guarantees and Indemnities

The Company is not a party to any guarantee, indemnity or other agreement (including letters of comfort) to secure or incur a financial or other obligation with respect to another person’s obligation.

8.             LITIGATION AND COMPLIANCE WITH LAW

8.1           Litigation

(a)           The Company has not during the six years ending on the date of this agreement been involved, in a civil, criminal or arbitration proceeding in any jurisdiction and, so far as the Vendor is aware no such proceedings are pending or threatened by or against the Company.

(b)           There is no outstanding judgement, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency in any jurisdiction against the Company.

(c)           So far as the Vendor is aware, the Company is not the subject of any investigation by any governmental agency.

8.2           Corporation Existence

The Company:

(a)           is a company organised and existing in accordance with the laws of Spain; and

(b)           has the power to own its assets and carry on its business as it is now being conducted.

8.3           Compliance with Constituent Documents

So far as the Vendor is aware, the business affairs of the Company have been conducted in accordance with its constitution.

9.             EMPLOYEES

9.1           Particulars of Offers

The Data Room contains the names and date of commencement of employment of every employee of the Company.

9.2           Remuneration and Benefits

The particulars of all employees contained in the Data Room show all remuneration and other benefits:-

(a)           actually provided; and

(b)           which the Company is bound to provide (whether now or in the future)

to each employee of the Company and are true and complete in all material respects and include particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, directors’ and officers’ insurance, travel, car, redundancy and other benefit schemes, arrangements and understandings (the “Schemes”) operated for all or any employees or former employees of the Company or their dependants whether legally binding on the Company or not.

10.           PROPERTIES

All Property

The Properties comprise all the freehold and leasehold land owned, used or occupied by the Company.

11.           TAXATION

11.1         Payment of Tax

The Company has paid all Tax required to be paid by it as at the date of this Agreement.

11.2         Provision in Accounts

Adequate provision has been made in the Accounts for any Tax which Vendor or the Company is aware is payable or may become payable but which is unpaid.

11.3         Withholding Tax

Any obligation on the Company under any Tax Law to withhold amounts at source including but not limited to withholding Tax, PAYE, Tax, value added tax and royalties has been complied with.

11.4         Documents stamped

Any Duty payable in any Tax Law in relation to any transaction or agreement to which either the Company is or has been a party to or by which the Company derives, or has derived a substantial benefit, has been paid.

11.5         Records

So far as the Vendor is aware the Company has maintained proper and adequate records to enable it to comply with its obligations to:

(a)        prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;

(b)        prepare any accounts necessary for the compliance of any Tax Law; and

(c)        retain necessary records as required by any Tax Law.

11.6         Returns submitted

The Company has submitted any necessary information, notices, computations and returns to the relevant government agency in respect of any Tax or any duty relating to its businesses and activities.

11.7         No disputes

There are no disputes with any government agency in respect of any Tax or duty.

12.           SOLVENCY

12.1         No liquidation or winding-up

The Company has not gone into liquidation or passed a winding-up resolution nor received a notice under any applicable law which will result in the Company being wound up or otherwise being put into liquidation.

12.2         No petition

No petition or other process for winding-up has been presented or threatened against the Company .

12.3        No writ of execution

No writ of execution has been issued and served on the Company.

12.4        No receiver

No receiver or receiver and manager of any part of the undertaking or assets of the Company has been appointed.

13.          POWERS OF ATTORNEY

All current powers of attorney given by the Company and which are currently in force are contained in the Data Room.

14.          SHAREHOLDINGS AND MEMBERSHIPS

14.1         Shareholdings

The Company is not the holder or the beneficial owner of any shares or other capital or securities convertible into shares or other capital in any other company.

14.2         Memberships

The Company is not a member of any joint venture, partnership or unincorporated association (other than a recognised trade association).

14.3         Restrictive trade practices

The Company is not a party to any agreement, contract, arrangement or understanding whether legally enforceable or not which is in breach of any restrictive trade practices legislation and has not engaged in any conduct or practice in breach of that legislation.

SCHEDULE 2

Properties

Identification	Address	Annual Rent (ptas) No V.A.T.	Amount of notice required to terminate	Term
Cartuja Office	Americo Vespucio, 39 Isla Cartuja 41092 Sevilla	10.800.696	3 months	31/12/99
Core shed	Industrial state Navexpo, 35B y 36 Ctra.Santiponce-Camas KM 4.100 Valenciana de la Concep. Sevilla	4.183.776	3 months	31/03/00
Gerena office	Avda. 1° de Mayo, 6 Gerena – Sevilla	900.00	1 month	Each month
Gerena House	Urb. Zarzalejos C/Paloma Torcaz 59 Gerena – Sevilla	1.560.000	1 month	24/10/99

SCHEDULE 3

Royalty

1.             A Royalty of 1.5% (one and a half per cent) of “Sales Revenue” shall be paid by Purchaser to Vendor in respect of all sales realised in any calendar month in which the “Trigger Price” is exceeded. For the purposes of this Schedule, the “Trigger Price” is exceeded when the official monthly average LME Cash Settlement price for Grade A copper is equivalent to or greater than $0.80 per pound of copper.

2.             “Sales Revenue” shall mean:-

(A)          in the case of sales of copper metal, whichever is the higher of:

either             (1)   the invoiced volume of metal sold in any month multiplied by the actual official monthly average LME Cash Settlement price for Grade A copper for that relevant month; or

(2)   the invoiced volume of metal sold in any month multiplied by the actual price realised by the Purchaser (including any premium),

for all metal produced by the Purchaser from ore mined from the land which is the subject of the Investigation Permits (“the Permit Land”)

(B)           in the case of sales of copper produced from the Permit Land which is sold in any form which is partly or not wholly processed, “Sales Revenue” shall mean whichever is the higher of:

either             (1)   the actual final invoice value for the volume of partly processed copper sold in the relevant month. (For these purposes, final invoice value shall mean the full value of the cargo as adjusted for final weight, assays and prices); or

(2)   the value for the volume of partly processed copper sold which would have been invoiced if the copper price used in calculating the relevant amount was the actual official monthly LME Cash Settlement price for Grade A copper for the month in which the final invoice is settled, for all partly processed copper produced by the Purchaser and mined from the land which is the subject of the Permit Land.

In calculating the Sales Revenue for the purposes of paragraphs 2(A) and (B) above the Purchaser may deduct the following costs and expenditures:

(a)           freight, transportation and insurance costs of copper metal from the treatment plant and/or refinery to the point of sale;

(b)           the amount of any royalties payable to the Spanish government and any other royalty payable in respect of ore mined, or copper metal produced from the Permit Land;

(c)           sales commissions and other sales representation costs in connection with the sales of copper metal incurred on an arms-length basis in the ordinary course of business by the Purchaser,

but such costs and expenditures shall not include operating costs (including without limitation mining, operating, refining, financing and related costs, and administration costs).

In addition, in calculating the Sales Revenue for the purposes of paragraph 2(B) above the Purchaser may deduct smelting and refining charges or such other deductions which are directly related to the further processing of the product into cathode copper.

3.             The Purchaser must maintain proper records of:

(a)           tonnes of ore mined;

(b)           information or returns regarding the payment of royalties, taxes or other payments to the Spanish government in respect of mining on the Permit Land;

(c)           all other information necessary to determine “Sales Revenue” and to allow Royalty to be calculated; and

(d)           all amounts paid by the Purchaser to the Vendor under paragraph 4 below,

together called the “Purchaser’s Records”.

4.             On each occasion the Purchaser is obliged to provide a statement under paragraph 5, and within 12 months thereafter, the Vendor may at its own expense:

(a)           upon reasonable notice to the Purchaser request and have access during the Company’s normal business hours at premises maintained by the Company in Spain to inspect the Purchaser’s Records;

(b)           require an audit of the Purchaser’s Records to be performed by an auditor nominated by the Vendor. Any such audit of the Purchaser’s records shall be conducted in accordance with accounting principles generally applied in Spain;

(c)           if such an audit discloses a discrepancy between the amount paid by the Purchaser pursuant to paragraph 5 and the amount which should have been paid pursuant to that paragraph, then if there has been an underpayment by the Purchaser, the Purchaser must pay the underpayment immediately, and if there has been an overpayment, then the overpayment may be set off by the Purchaser against any further amounts payable to the Vendor pursuant to paragraph 5.

5.             Within 21 (twenty one) days of the end of any applicable calendar month in which the “Trigger Price” has been exceeded, the Purchaser will send to the Vendor a statement summarising:

(a)           the quantity of copper metal (expressed in lbs) produced during the calendar month in which the “Trigger Price” is effective from ore mined from the Permit Land;

(b)           the Purchaser’s calculation of “Sales Revenue” for the respective calendar month; and

(c)           the quantity of copper (metal and concentrate) sold during the relevant month.

The Purchaser shall at the same time pay the Vendor the relevant Royalty in US dollars by telegraphic transfer to a bank to be nominated by Vendor.

Executed by Mr M R Sawyer, duly appointed		)
attorney, for and on behalf of		)
RIO TINTO METALS LIMITED		)

Attorney

Executed by G. Frank Joklik		)
for and on behalf of		)
MK GOLD COMPANY		)

Director

EXECUTION COPY

ASSIGNMENT, NOVATION AND RELEASE AGREEMENT

This Assignment, Novation and Release Agreement (this “Assignment and Novation”) is made and entered into as of August 9, 2005 by and between Rio Tinto Metals Limited, a company incorporated under the laws of England (“Rio Tinto”), having a mailing address at 6, St. James’s Square, London SW1Y 4LD, England, Attention: Company Secretary; MK Resources Company formerly known as MK Gold Company, a Delaware corporation (“MK Resources”), having a mailing address at 60 East South Temple, Salt Lake City, Utah 84111, Attention: Chief Financial Officer; and Cobre Las Cruces S.A. (formerly known as RioMin Exploraciones SA), incorporated under the laws of Spain (“CLC”), having a mailing address at Avendia Primero de Mayo, N° 46, 41860, Gerena, Spain.

BACKGROUND

A.            Rio Tinto and MK Resources are parties to that certain Agreement for the sale and purchase of all of the issued shares and venture loans of CLC (then known as RioMin Exploraciones SA) (the “RioMin Purchase Agreement”) pursuant to which MK Resources purchased all of the outstanding shares of CLC. CLC owns the Las Cruces copper mining project in southern Spain.

B.             Pursuant to Section 2.3 and Schedule 3 of the RioMin Purchase Agreement, MK Resources agreed to pay Rio Tinto a 1.5% royalty on any copper sales from the Las Cruces project at a price equal to or exceeding $0.80 per pound (the “Royalty Obligations”).

C.             On May 2, 2005, MK Resources and Leucadia National Corporation, which owns 72.1% of MK Resources’s outstanding common stock (“Leucadia”), entered into a Share Purchase Agreement dated May 2, 2005 (the “Share Purchase Agreement”) with Inmet Mining Corporation (“Inmet”) to sell to Inmet 70% of the outstanding common stock of MK Gold Exploration B.V., incorporated under the laws of the Netherlands, which currently owns all the outstanding shares of CLC.

D.             The parties to this Assignment and Novation desire to assign the Royalty Obligations to CLC and release MK Resources from the Royalty Obligations.

TERMS

NOW, THEREFORE, in consideration of the sum of one dollar (receipt of which is hereby acknowledged), the parties agree as follows:

1.               Assignment. Effective as of the date of this Assignment (the “Effective Date”). MK Resources hereby assigns, transfers, and conveys to CLC all of MK Resources’ rights and obligations under or in respect of the Royalty Obligations of the RioMin Purchase Agreement.

2.               Assumption. Effective as of the Effective Date, CLC hereby accepts the assignment set forth in Section 1 above and assumes and agrees to pay, perform, undertake and fully discharge all of the obligations and duties of and pertaining to the Royalty Obligations of the RioMin Purchase Agreement.

3.                Release of MK Resources. Rio Tinto hereby releases MK Resources from all its obligations under the Royalty Obligations and will look solely to CLC for the fulfillment of those obligations.

4.                Other Terms Unchanged. Except as specifically modified by this Assignment and Novation, the RioMin Purchase Agreement shall be unchanged and remain in full force pursuant to its terms.

5.                Miscellaneous Provisions.

(a)           Rio Tinto’s Costs. MK Resources and CLC shall be jointly and severally liable for all out-of-pocket costs and expenses reasonably incurred by Rio Tinto in preserving its rights under the RioMin Purchase Agreement in respect of the Royalty Obligations following the assignment and novation the subject of this Assignment and Novation, but only to the extent such costs and expenses are incurred because of or as a result of or arising out of the assignment and novation of the Royalty Obligations to CLC and will pay an amount equal to such costs and expenses upon demand made by Rio Tinto accompanied by reasonable particulars of the costs and expenses in question.

(b)           Stamp Duties etc. Any and all stamp duty or similar taxes, free or duties payable in respect of this Assignment and Novation shall be for the account of MK Resources and CLC, and Rio Tinto shall have no liability of any kind for any such duty(ies), taxes or fees.

(c)           Entire Agreement; Amendment. This Assignment and Novation, together with the RioMin Purchase Agreement (as modified by this Assignment and Novation), constitutes the entire agreement between the parties relative to the subject matter hereof. Any prior negotiations, correspondence, or understandings relative to the subject matter hereof shall be deemed to be merged into this Assignment and Novation and shall be of no further force or effect. This Assignment and Novation may not be amended or modified except in writing executed by all the parties hereto.

(d)           Additional Documents. The parties shall execute all instruments, deeds and documents and take all actions as may be reasonably required to effectuate this Assignment and Novation but the costs of or related to any such execution or action shall be for the sole account of MK Resources and CLC jointly and severally.

(e)           Severability. Any term or provision of this Assignment and Novation that is held invalid or unenforceable shall be severed from this Assignment and Novation and the remaining terms and provisions shall survive and constitute the entire agreement of the parties.

(f)            Successors. This Assignment and Novation shall be binding upon and inure to the benefit of the parties and their successors.

(g)           Governing Law. This Assignment and Novation shall be governed and construed in accordance with the laws of England.

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(h)           Counterparts. This Assignment and Novation may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have executed this Assignment and Novation as of the date first above written.

RIO TINTO METALS LIMITED

/s/ [ILLEGIBLE]
Name: [ILLEGIBLE]
Title: Director

MK RESOURCES COMPANY

Name:
Title:

COBRE LAS CRUCES S.A.

Name:
Title:

SIGNATURE PAGE TO ASSIGNMENT, NOVATION AND RELEASE AGREEMENT FOR RIO TINTO ROYALTY